SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 21, 2013

SELECTICA, INC.

(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29637 (Commission File No.)	77-0432030 (IRS Employee Identification No.)

2121 South El Camino Real

San Mateo, California 94403

(Address of Principal Executive Offices)

(650) 532-1500
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 21, 2013, Selectica, Inc. (the “Company”) received a staff determination letter from The Nasdaq Stock Market (“Nasdaq”) indicating that the Company had not regained compliance with the minimum stockholders’ equity requirement for continued listing under Nasdaq Listing Rule 5550(b)(1) and that in accordance with Nasdaq Listing Rule 5101 to preserve and strengthen the quality and integrity of The Nasdaq Stock Market, unless the Company requests an appeal of this determination, the Company’s common stock would be suspended. The Company is appealing the staff determination with a Nasdaq Hearings Panel (the “Panel”) and is working diligently to regain compliance with the Listing Rule. The Company had anticipated that it had regained compliance with the stockholders’ equity requirement based on the sale of the shares of common stock and Series C Convertible Preferred Stock in May 2013, but due to a combination of a number of factors, including the accounting treatment of the Company’s warrants as discussed in the Company’s Form 10-Q filing for the fiscal quarter ended June 30, 2013, the Company’s stockholders’ equity as of June 30, 2013 was below the $2.5 million stockholders equity requirement set forth in Nasdaq Listing Rule 5550(b)(1). The Company’s appeal allows its common stock to remain listed on Nasdaq pending the issuance of a decision by the Panel following the hearing. There can be no assurance that the Panel will grant the Company’s request for continued listing.

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information disclosed in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Item 8.01	Other Events.

As part of an expansion and transition of the Company’s management, the Company has hired Jeffrey Grosman, Eric Faulkner, Rose Lee and Amalia Rosen, who would each be joining the Company’s leadership team.

Jeffrey Grosman brings over two decades of experience in marketing, management, branding and operations across a wide spectrum of enterprise and consumer oriented businesses. Mr. Grosman has held senior roles in marketing, product management and operations at Network Solutions, MCI Telecommunications and Youbet.com, and will join the Company as its Chief Operating Officer helping to lead the Company’s operations, with a focus on customer experience, marketing, business analytics and strategic planning.

Eric Faulkner, a seasoned technology and certified project management executive with a wide range of experience from Accenture to Network Solutions to Youbet.com, will join the Company as CIO. Mr. Faulkner will oversee four key technology and customer delivery teams, including professional services, product management, process management and quality assurance.

Rose Lee brings to the Company over two decades of diversified experience with Fortune 100 companies and small and medium sized businesses. Ms. Lee’s career has focused on defining and delivering on customer needs in sales, service and product management for a broad range of companies, including Sprint/Nextel, MCI, Youbet.com and Vistge International. Ms. Lee will join the Company as its Senior Vice President of Customer Experience, responsible for the three key customer management touch points: customer service, customer success and customer marketing and communications.

Amalia Rosen is an accomplished expert in online marketing, search engine optimization and online sales. She has a successful history of transforming and growing both B-to-B and B-to-C businesses. Ms. Rosen has previously delivered significant acquisition results and efficiencies for AOL, Network Solutions, Carat Interactive, ATG, Churchill Downs Inc. and The Virgin Group. Ms. Rosen will be joining the Company as its Vice President of Acquisition and Business Analytics, leading both the Company’s acquisition and lead generation teams and managing business metrics and analytics across the Company.

Concurrent with the addition of the four new executive team members, Kamal Ahluwalia, the current Chief Marketing Officer for the Company, has decided that he will pursue other opportunities and on August 23, 2013, Mr. Ahluwalia tendered his resignation from the Company effective August 30, 2013. Mr. Grosman, Mr. Faulkner, Ms. Lee and Ms. Rosen will absorb Mr. Ahluwalia’s business responsibilities as part of their new roles and responsibilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 26, 2013

SELECTICA, INC.

By:	/s/ Todd Spartz
Name:	Todd Spartz
Title:	Chief Financial Officer